Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2019 Second Quarter Results

VALENCIA, Calif., May 2, 2019 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading independent distributor and provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2019 second quarter ended March 31, 2019.
Fiscal 2019 Second Quarter Highlights

•	Net sales of $426.5 million, up 9.3 percent

•	Net income of $12.0 million, or $0.12 per diluted share

•	Adjusted net income(1) of $23.2 million, or $0.23 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $46.3 million, or 10.9 percent of net sales

•	Net cash provided by operating activities of $26.0 million
Todd Renehan, chief executive officer, commented, “Financial results in the fiscal 2019 second quarter reflect continued improvement in most areas of the business. Sales were robust across all major product categories, as we took advantage of a growing market. Consistent with the previous quarter, we had execution challenges in EMEA; we launched a series of key initiatives in the region and remain confident in our ability to improve EMEA’s performance. Net income declined in the second quarter, primarily due to temporary costs related to Wesco 2020 and EMEA challenges; adjusted EBITDA increased year-over-year, reflecting strong sales gains in the Americas. In addition, our continued focus on inventory management led to a significant increase in cash generation in the second quarter.”

Renehan continued, “We realized additional cost savings related to Wesco 2020; through the second quarter, these savings primarily have offset investments to support our growth. Cost savings are expected to increase during the year as we move closer to our annualized pre-tax benefit target of at least $30 million during fiscal 2020. As previously mentioned, we believe fiscal 2019 will be a year of heavy investment and that the temporary costs associated with Wesco 2020 execution will decline significantly by the end of the year. While we still have a lot of work ahead of us, I’m pleased with our progress to-date.”
Fiscal 2019 Second Quarter Consolidated Results
Net sales of $426.5 million in the fiscal 2019 second quarter were $36.3 million, or 9.3 percent higher than the same period last year, reflecting continued focus and execution in a strong market. Sales under long-term contracts increased, led by higher chemical revenue and, to a lesser degree, by hardware. Strong growth in ad-hoc sales reflected higher ordering by key customers.
Gross profit was $108.7 million in the second quarter of fiscal 2019, compared with $105.7 million in the fiscal 2018 second quarter. The increase in gross profit compared to the same period last year was principally due to higher sales volume, partially offset by a decline in gross margin. Gross margin primarily reflects a decline in EMEA, and to a lesser extent, product mix impacts in the Americas.
Selling, general and administrative (SG&A) expenses totaled $78.9 million in the fiscal 2019 second quarter, compared with $72.5 million in the same period last year. The increase in SG&A expenses was primarily due to temporary costs of $9.4 million related to the company’s Wesco 2020 initiatives, compared with $4.2 million in the same period last year. Excluding temporary costs, SG&A expenses were slightly higher, reflecting costs to support the company’s growth, partially offset by benefits realized through Wesco 2020 initiatives.
SG&A expenses were 18.5 percent of net sales in the fiscal 2019 second quarter, compared with 18.6 percent in the same period last year. Excluding temporary Wesco 2020 costs noted above, SG&A expenses as a percent of net sales declined by approximately 120 basis points year-over-year.
Income from operations totaled $29.8 million, or 7.0 percent of net sales, in the fiscal 2019 second quarter, compared with $33.2 million, or 8.5 percent of net sales, in the same period last year. The decline in income from operations primarily reflects the increase in SG&A expenses, partially offset by higher gross profit.

Net income was $12.0 million, or $0.12 per diluted share, in the fiscal 2019 second quarter. This compares with net income of $15.0 million, or $0.15 per diluted share, in the same period last year.
Adjusted net income(1) in the fiscal 2019 second quarter was $23.2 million, or $0.23 per diluted share, compared with $22.2 million, or $0.22 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the fiscal 2019 second quarter was $46.3 million, compared with $45.0 million in the same period last year. Adjusted EBITDA margin(1) was 10.9 percent, compared with 11.5 percent in the same period last year.
Adjustments to arrive at adjusted net income(1) and adjusted EBITDA(1) include special items, among other things. In the second quarter of fiscal 2019, special items consisted primarily of consulting fees of $3.3 million and other costs of $6.3 million associated with Wesco 2020. In the second quarter of fiscal 2018, special items consisted primarily of consulting fees of $4.2 million associated with Wesco 2020.
Net cash provided by operating activities totaled $26.0 million in the fiscal 2019 second quarter, an increase of $32.0 million compared with net cash used in operating activities of $6.0 million in the same period last year. The increase primarily reflects lower inventory resulting from more efficient management and net changes in accounts receivable and accounts payable balances that primarily were timing related.
Free cash flow(1) was $20.3 million in the fiscal 2019 second quarter, compared with negative free cash flow(1) of $7.6 million in the same period last year.
Fiscal 2019 Outlook
Based on sales performance in the first half of the year, the company now expects net sales in fiscal 2019 to increase at a mid-to-high single-digit percentage rate compared to fiscal 2018. The company continues to expect higher sales volume, Wesco 2020 benefits and expense leverage to drive a high-single-digit percentage increase in adjusted EBITDA in fiscal 2019.
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2019 second quarter results at 2:00 p.m. PDT (5:00 p.m. EDT) today, May 2, 2019. The conference call can be accessed by dialing 866-763-0010 (domestic) or 703-871-3797 (international) and entering passcode 1299416.

The conference call will be broadcast simultaneously on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 1299416. The telephonic replay will be available until May 9, 2019 at 11:59 p.m. EDT.
About Wesco Aircraft
Wesco Aircraft is the world’s leading independent distributor and provider of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemicals and electronic components and comprised of more than 560,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see the tables following this press release for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information
Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred debt issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Free cash flow represents net cash used in operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward-Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “ability,” “believe,” “continue,” “drive,” “expect,” “grow,” “improve,” “increase,” “initiative,” “outlook,” “still,” “target,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost, while also meeting the company’s customers’ quality standards; the company’s ability to maintain effective information technology systems and effectively implement its new warehouse management system; the company’s ability to successfully execute and realize the expected financial benefits from its “Wesco 2020” initiative; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; changes in trade policies; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. income tax law; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###
Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income
(UNAUDITED)
(In thousands, except share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net sales	$426,474	$390,183	$821,785	$753,274
Cost of sales	317,727	284,448	614,696	553,115
Gross profit	108,747	105,735	207,089	200,159
Selling, general and administrative expenses	78,908	72,539	155,171	142,391
Income from operations	29,839	33,196	51,918	57,768
Interest expense, net	(12,388)	(11,965)	(25,302)	(23,803)
Other (expense) income, net	(314)	(108)	(531)	152
Income before income taxes	17,137	21,123	26,085	34,117
Provision for income taxes	(5,127)	(6,123)	(7,782)	(19,491)
Net income	$12,010	$15,000	$18,303	$14,626

Net income per share:
Basic	$0.12	$0.15	$0.18	$0.15
Diluted	$0.12	$0.15	$0.18	$0.15
Weighted average shares outstanding:
Basic	99,626,736	99,136,015	99,555,589	99,116,250
Diluted	99,950,811	99,519,925	99,930,999	99,441,385

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	March 31, 2019	September 30, 2018
Assets
Cash and cash equivalents	$32,726	$46,222
Accounts receivable, net	316,747	283,775
Inventories	890,051	884,212
Prepaid expenses and other current assets	18,591	15,291
Income taxes receivable	3,380	2,017
Total current assets	1,261,495	1,231,517
Long-term assets	556,020	557,959
Total assets	$1,817,515	$1,789,476
Liabilities and Stockholders’ Equity
Accounts payable	$180,699	$180,494
Accrued expenses and other current liabilities	40,937	42,767
Income taxes payable	7,227	2,295
Capital lease obligations, current portion	2,109	2,205
Short-term borrowings and current portion of long-term debt	87,000	74,000
Total current liabilities	317,972	301,761
Capital lease obligations, less current portion	1,564	2,329
Long-term debt, less current portion	763,734	771,777
Deferred income taxes	3,505	2,803
Other liabilities	19,557	18,337
Total liabilities	1,106,332	1,097,007
Total stockholders’ equity	711,183	692,469
Total liabilities and stockholders’ equity	$1,817,515	$1,789,476

 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Six Months Ended March 31,
	2019	2018
Cash flows from operating activities
Net income	$18,303	$14,626
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	14,165	14,541
Amortization of deferred debt issuance costs	2,610	2,911
Stock-based compensation expense	5,058	3,688
Net inventory provision	2,521	4,820
Deferred income taxes	(14)	581
Other non-cash items	497	886
Subtotal	43,140	42,053
Changes in assets and liabilities
Accounts receivable	(34,129)	(30,962)
Inventories	(8,788)	(66,582)
Other current and long-term assets	(7,968)	(1,409)
Accounts payable	(187)	9,682
Other current and long-term liabilities	1,531	11,309
Net cash used in operating activities	(6,401)	(35,909)
Cash flows from investing activities
Purchase of property and equipment	(7,996)	(2,909)
Net cash used in investing activities	(7,996)	(2,909)
Cash flows from financing activities
Proceeds from short-term borrowings	47,000	60,000
Repayment of short-term borrowings	(34,000)	(34,000)
Repayment of borrowings and capital lease obligations	(11,444)	(11,346)
Debt issuance costs	—	(1,900)
Net cash paid for activities related to stock-based incentive plans	(416)	(66)
Net cash provided by financing activities	1,140	12,688
Effect of foreign currency exchange rate on cash and cash equivalents	(239)	428
Net decrease in cash and cash equivalents	(13,496)	(25,702)
Cash and cash equivalents, beginning of period	46,222	61,625
Cash and cash equivalents, end of period	$32,726	$35,923

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Net Income and
Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Adjusted Net Income
Net income	$12,010	$15,000	$18,303	$14,626
Amortization of intangible assets	3,732	3,713	7,465	7,427
Amortization of deferred debt issuance costs	1,305	1,403	2,609	2,911
Special items (1)	9,730	4,591	18,215	7,505
Adjustments for tax effect (2)	(3,554)	(2,495)	(6,818)	4,201
Adjusted net income	$23,223	$22,212	$39,774	$36,670

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,626,736	99,136,015	99,555,589	99,116,250
Adjusted net income per basic share	$0.23	$0.22	$0.40	$0.37

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	99,950,811	99,519,925	99,930,999	99,441,385
Adjusted net income per diluted share	$0.23	$0.22	$0.40	$0.37

(1)
Special items in the second quarter of fiscal 2019 consisted primarily of consulting fees of $3.3 million and other costs of $6.3 million associated with the company’s Wesco 2020 initiative. Special items in the second quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $4.2 million, settlement of litigation and related fees of $0.1 million and other expenses of $0.3 million.

Special items in the year-to-date period of fiscal 2019 consisted primarily of consulting fees of $7.8 million, other costs of $10.2 million associated with the company’s Wesco 2020 initiative, and settlement of litigation of $0.1 million. Special items in the year-to-date period of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $5.8 million, settlement of litigation and related fees of $1.2 million and other expenses of $0.5 million.

(2)	The adjustment for tax effect in the year-to-date period of fiscal 2018 included an estimated $9.1 million tax provision on foreign earnings as transition tax under the Tax Cuts and Jobs Act.

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018

EBITDA and Adjusted EBITDA
Net income	$12,010	$15,000	$18,303	$14,626
Provision for income taxes	5,127	6,123	7,782	19,491
Interest expense, net	12,388	11,965	25,302	23,803
Depreciation and amortization	7,067	7,285	14,165	14,541
EBITDA	36,592	40,373	65,552	72,461
Special items (1)	9,730	4,591	18,215	7,505
Adjusted EBITDA	$46,322	$44,964	$83,767	$79,966

Adjusted EBITDA margin	10.9%	11.5%	10.2%	10.6%

(1)
Special items in the second quarter of fiscal 2019 consisted primarily of consulting fees of $3.3 million and other costs of $6.3 million associated with the company’s Wesco 2020 initiative. Special items in the second quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $4.2 million, settlement of litigation and related fees of $0.1 million and other expenses of $0.3 million.

Special items in the year-to-date period of fiscal 2019 consisted primarily of consulting fees of $7.8 million, other costs of $10.2 million associated with the company’s Wesco 2020 initiative, and settlement of litigation of $0.1 million. Special items in the year-to-date period of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $5.8 million, settlement of litigation and related fees of $1.2 million and other expenses of $0.5 million.

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,		Increase (Decrease)
	2019	2018

Net cash provided by (used in) operating activities	$26,046	$(6,029)	$32,075
Purchase of property and equipment	(5,756)	(1,574)	(4,182)
Free cash flow	$20,290	$(7,603)	$27,893

	Six Months Ended March 31,		Increase (Decrease)
	2019	2018

Net cash used in operating activities	$(6,401)	$(35,909)	$29,508
Purchase of property and equipment	(7,996)	(2,909)	(5,087)
Free cash flow	$(14,397)	$(38,818)	$24,421